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                                                                    Exhibit 99

CONTACTS: Rochester Gas & Electric:    Entergy:
 Michael A. Power (News Media)         Carl Crawford (News Media)
(716) 724-8828                         (601) 368-5658  ccrawfo@entergy.com
                                                       -------------------

Mark J. Graham (Investor Relations)    Paul LaRosa (Investor Relations)
(716) 724-8176                         (504) 576-4878
mark graham@rge.com                    plarosa@entergy.com
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ROCHESTER GAS & ELECTRIC TO BUY NINE MILE POINT NUCLEAR PLANTS; SUBCONTRACTS
OPERATION TO ENTERGY NUCLEAR INC.

 . RG&E exercises right of first refusal; terms are identical to AmerGen deal . Entergy Nuclear assumes responsibility for plant operations; establishes fixed cost for decommissioning
 .  Power purchase agreements for plant output to continue
 . "Advantage New York" plan assures these plants work to benefit consumers and shareholders

     ROCHESTER, NY, Dec. 22, 1999 - Rochester Gas and Electric Corporation (RG&E) today announced it has exercised its legal right-of-first-refusal to acquire a controlling interest in the Nine Mile Point 2 Nuclear Plant and to buy the Nine Mile Point 1 Nuclear Plant. The company has contracted with a subsidiary of Entergy Corporation to lease, operate and maintain the plants. This agreement relieves RG&E of substantial operating and market risks, once the transactions are complete. Currently, Niagara Mohawk Power Corporation operates the plants.

     "'Advantage New York' is a first-of-a-kind arrangement that will deliver long term financial benefits to our investors and customers in a manner that is also highly responsive to regulatory mandates and the interests of local communities," said Thomas S. Richards, Chairman, President and Chief Executive Officer of RGS Energy, RG&E's parent company. "Bringing in Entergy with its impressive record of nuclear asset operation and management will lower our overall business risk and assure that these plants work to the advantage of New York State consumers."

     "Entergy is an ideal partner to operate Nine Mile Point," said Jerry Yelverton, President and CEO of Entergy Nuclear, the subsidiary that operates Entergy's nuclear plants. "By bringing our expertise in nuclear safety, operating performance and cost control, we believe we can make these plants better and more efficient. In 1998, our other nuclear plants operated in the 90 percent capacity factor range, compared to 80-84 percent for the nuclear power industry overall.

     "Entergy Nuclear will achieve another milestone in our strategic growth plan," Yelverton said, "and to the extent that we improve the plant's performance, the state of

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New York will retain an even stronger contributor to its emerging competitive power market."

     Under the terms of a lease and operating agreement, Entergy Nuclear will be responsible for operating the plants, for certain operating costs and risks during a transition period and most operating costs and risks thereafter. RG&E will be responsible for certain operating costs and risks during a transition period and more limited costs and risks thereafter.

     Under terms of a decommissioning agreement, Entergy will be responsible for decommissioning the plants at a fixed price after they are taken out of service. This fixed-cost arrangement will relieve the consumer from potential cost escalation.

     "We expect this New York State asset to produce value over time," Richards said. "This agreement is a golden opportunity to fund the retirement of our investment in nuclear plants and provide a source of energy at a stable, competitive price."

     RG&E is acquiring the plants by exercising the right-of-first-refusal it holds as a non-operating partner in Nine Mile Point 2. The contract among the Nine Mile Point 2 owners provides that any of the original co-owners of the plant may purchase another owner's share by matching a bona fide offer from a third party. In this instance, AmerGen, a subsidiary of PECO Energy of Philadelphia and British Energy of the United Kingdom, has offered $72 million for Nine Mile Point 1 and $91 million for the 59 percent share of Nine Mile Point 2 owned by Niagara Mohawk and New York State Electric & Gas, for an aggregate purchase price of $163 million.

     In this transaction, RG&E will continue to own the rights to its original 160 megawatts of electric generating capacity from Nine Mile Point 2 and acquire the rights to an additional 670 megawatts of capacity from that plant. It will also acquire all 615 megawatts of capacity from Nine Mile Point 1. Niagara Mohawk and New York State Electric and Gas will purchase the power produced by their previous ownership shares in the Nine Mile Point plants from RG&E under a long-term contract. These terms are the same agreed to by AmerGen. The Long Island Lighting Company, which is wholly-owned by the Long Island Power Authority, and Central Hudson Gas & Electric Corporation are the other non-operating owners who will retain their interests in the plant.

     The following additional significant benefits to New York State customers will result:

 .  Customers will pay for energy only when produced by the plants.
 .  Customers will continue to benefit from stable, competitively-priced energy from the plants.
 . The owners' profits from both plants will remain in New York State and will be shared with customers. They will be used to reduce the company's net investment in the plants, and reduce the cost basis for customer rates as a result.

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 .  The ownership of the asset and the benefits it yields will remain in New York
   State, helping to boost the Upstate economy, as it grows in value and productivity from improved operation.
 . RG&E's arrangement with Entergy provides a flexible solution to the regulatory treatment of nuclear plant investments as we transition to a competitive energy market and could be applied statewide.

     As part of its agreement with RG&E, Entergy Nuclear will offer to continue to employ the approximately 1,330 employees at the two plants and will accept the current collective bargaining agreement with the International Brotherhood of Electrical Workers Local 97.

     RG&E expects to take control of the Nine Mile Point nuclear plants next year, after the completion of state and federal regulatory approvals. Needed approvals include reviews by the New York State Public Service Commission, the Nuclear Regulatory Commission and other government agencies.

     RG&E expects the transaction to have a positive effect on earnings per share based on the current number of shares outstanding and intends to finance the acquisition through the issuance of long-term debt. The acquisition is not expected to affect RG&E's customer electric rates, which already are decreasing on a schedule fixed through 2002.

     The Nine Mile Point nuclear plants total 1,754 megawatts of electric generating capacity. They are located in Scriba, N.Y., near Oswego. The Nine Mile Point 1 plant is wholly-owned by Niagara Mohawk. The Nine Mile Point 2 plant is owned by Niagara Mohawk (41 percent), New York State Electric & Gas Corporation (18 percent), Long Island Power Authority (18 percent), Central Hudson Gas & Electric Corporation (9 percent) and RG&E (14 percent).

     RG&E, a subsidiary of RGS Energy (NYSE: RGS), currently serves 344,000 electric and 289,000 gas customers in a nine-county region of Upstate New York. RG&E owns and operates the R.E. Ginna Nuclear Plant in Ontario, N.Y. The Ginna plant consistently outperforms the nuclear industry average, and is considered the best performing nuclear plant in New York State.

     Entergy Nuclear is the nuclear operating subsidiary of Entergy Corporation, a utility holding company headquartered in New Orleans, La., with nearly 30,000 megawatts of plant generation capability in the U.S. and about 2.5 million customers in four states.

     This release includes forward looking statements, estimates and projections. Actual events and results may, for a variety of reasons, prove to be materially different from those indicated in these forward looking statements, estimates and projections. Factors that could influence actual outcomes include the effects of changes in law, regulatory decisions, the evolution of competition, wholesale market prices for electric energy and capacity, changes in accounting, weather, the performance of generating units, fuel prices and availability, financial markets, and environmental regulations, among other factors.
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